                                                                       EXHIBIT 2





                      AGREEMENT AND PLAN OF REORGANIZATION

                                     AMONG

                         FIRST UNITED BANCSHARES, INC.,

                          FIRSTBANK, TEXARKANA, TEXAS

                                      AND

                                    SELLERS

                  (as defined in Exhibit 1 of this Agreement)

                               TABLE OF CONTENTS

SECTION                                                                                                              PAGE
- -------                                                                                                              ----
                                                        ARTICLE I
                                                        THE MERGER

SECTION 1.01.  The Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

SECTION 1.02.  Effective Time of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

SECTION 1.03.  Closing    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

SECTION 1.04.  Establishment of First United of Texas, Inc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

SECTION 1.05.  Establishment of Interim Bank    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

SECTION 1.06.  Deferred Compensation Agreement and Incentive
               Deferred Compensation Agreement    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

SECTION 1.07.  Bank Earnings Prior to Closing Date    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

SECTION 1.08.  Merger of Retirement Plan    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

SECTION 1.09.  Non-Competition    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

                                                        ARTICLE II
                                        EFFECT OF THE MERGER ON BANK COMMON STOCK

SECTION 2.01.  Effect on Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3


                                                       ARTICLE III
                                    REPRESENTATIONS AND WARRANTIES OF BANK AND SELLERS

SECTION 3.01.  Organization, Standing and Power   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

SECTION 3.02.  Subsidiaries; Affiliates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

SECTION 3.03.  Capital Structure    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

SECTION 3.04.  Authority    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

SECTION 3.05.  Bank Financial Statements    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

SECTION 3.06.  Bank Reports   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

SECTION 3.07.  Information Supplied   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

SECTION 3.08.  Authorizations; Compliance with Applicable Laws    . . . . . . . . . . . . . . . . . . . . . . . . . .   9

SECTION 3.09.  Litigation and Claims    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10

SECTION 3.10.  Taxes    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11

SECTION                                                                                                              PAGE
- -------                                                                                                              ----
SECTION 3.11.  Certain Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12

SECTION 3.12.  Benefit Plans    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12

SECTION 3.13.  Insurance    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13

SECTION 3.14.  Conduct of Bank to Date    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14

SECTION 3.15.  Material Adverse Change    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15

SECTION 3.16.  Properties, Leases and Other Agreements    . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15

SECTION 3.17.  No Untrue Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15

SECTION 3.18.  Existence and Enforceability of Loans    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16

SECTION 3.19.  Not in Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17

SECTION 3.20.  Trust Validity; Authority    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17

SECTION 3.21.  Correction of Examination Deficiencies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17

SECTION 3.22.  Sellers Informed Decision    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17

SECTION 3.23.  Limitation on Representations and Warranties of Sellers    . . . . . . . . . . . . . . . . . . . . .    18


                                                        ARTICLE IV
                                         REPRESENTATIONS AND WARRANTIES OF UNITED

SECTION 4.01.  Organization, Standing and Power   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18

SECTION 4.02.  Authority    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18


                                                        ARTICLE V
                                              COVENANTS OF BANK AND SELLERS

SECTION       5.01.     Affirmative Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19

SECTION       5.02.     Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20

SECTION       5.03.     Access and Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22

SECTION       5.04.     Update Disclosure; Breaches   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23

SECTION       5.05.     Vote of Bank Shareholders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24


                                                        ARTICLE VI
                                                  ADDITIONAL AGREEMENTS

SECTION       6.01.     Shareholders Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24

SECTION                                                                                                              PAGE
- -------                                                                                                              ----
SECTION       6.02.     Legal Conditions to Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24

SECTION       6.03.     Reports   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24

SECTION       6.04.     Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25

SECTION       6.05.     Reasonable Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25

SECTION       6.06.     Governmental and Other Third Party Approvals  . . . . . . . . . . . . . . . . . . . . . . .    25


                                                       ARTICLE VII
                                                   CONDITIONS PRECEDENT

SECTION       7.01.     Conditions to Each Party's Obligation to Effect the Merger  . . . . . . . . . . . . . . . .    26

SECTION       7.02.     Conditions to Obligations of United   . . . . . . . . . . . . . . . . . . . . . . . . . . .    27

SECTION       7.03.     Conditions to Obligations of Bank and Sellers   . . . . . . . . . . . . . . . . . . . . . .    29


                                                       ARTICLE VIII
                                                TERMINATION AND AMENDMENT

SECTION       8.01.     Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30

SECTION       8.02.     Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30

SECTION       8.03.     Amendment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31

SECTION       8.04.     Extension; Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31


                                                        ARTICLE IX
                                                    GENERAL PROVISIONS

SECTION       9.01.     Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31

SECTION       9.02.     Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32

SECTION       9.03.     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32

SECTION       9.04.     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32

SECTION       9.05.     Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32

SECTION       9.06.     Publicity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32

SECTION       9.07.     Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33

SECTION       9.08.     Knowledge of the Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33

SECTION                                                                                                              PAGE
- -------                                                                                                              ----
SECTION       9.09.     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33

SECTION       9.10.     Effect of Closing on Representations and Warranties   . . . . . . . . . . . . . . . . . . .    33

SECTION       9.11.     Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33



EXHIBIT A               Plan of Merger

EXHIBIT 1               Sellers

EXHIBIT 2.01(a)         Escrow Agreement

                             INDEX OF DEFINED TERMS


                                                                                                                  SECTION
                                                                                                                  -------
Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Page 1
Agreement Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.09
Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Page 1
Bank Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.12(a)
Bank Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Page 1
Bank Disclosure Letter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.02(b)(ii)
Bank Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.05(a)
Bank Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.08
Bank Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.08
Bank Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.06
BHC Act   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4.01
BSC   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.02(b)(i)
BSC Regulations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.02(b)(i)
BSC Articles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.02(b)(i)
Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.03
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.03
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.12(a)
Competing Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.09
Competing Transaction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5.02(f)
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.02
Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.08
ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.12(a)
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.04
FDIC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.06
Federal Reserve Board   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.03

                                                                                                                  SECTION
                                                                                                                  -------
First Texas   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.04
Governmental Entity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.04
IBS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.02(b)(ii)
IBS Articles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.02(b)(ii)
IBS Regulations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.02(b)(ii)
Injunction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7.01(d)
Interim Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.05
Interim Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.07
IRS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.10
Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.08
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Page 1
Merger Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Page 1
Plan of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Page 1
Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.01(a)
Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.02
Surviving Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Page 1
Tax   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.10
TBC   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.01
Toxic Substances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.08
United  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Page 1
Violation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.04
Voting Debt   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.03

                      AGREEMENT AND PLAN OF REORGANIZATION


       This Agreement and Plan of Reorganization ("Agreement") is made as of July 28, 1994, by and between First United Bancshares, Inc. ("United"), FirstBank, Texarkana, Texas ("Bank" or "Surviving Bank"), and the Shareholders of Bank listed in Exhibit 1 attached hereto, said Shareholders being referred to collectively as Sellers and individually as Seller.

       WHEREAS, Sellers and related parties own fifty and 76/100 percent (50.76%) of the issued and outstanding shares of the common stock of Bank consisting of 54,703 shares of the total of 107,747 shares issued and outstanding (the "Bank Common Stock"); and

       WHEREAS, United desires to acquire the Bank Common Stock and Sellers wish to sell the Bank Common Stock upon the terms and conditions hereinafter set forth; and

       WHEREAS, the respective Boards of Directors of United and Bank have approved the merger of an interim bank chartered under the laws of the State of Texas (which, conditioned upon obtaining all necessary regulatory approvals, will be wholly owned by United through a subsidiary holding company, as described below) with and into Bank (the "Merger") pursuant to a Plan of Merger in substantially the form attached hereto as Exhibit A (the "Plan of Merger"); and

       WHEREAS, the respective Boards of Directors of United and Bank believe that such proposed Merger and the payment of cash for the Bank Common Stock, pursuant and subject to the terms of this Agreement and the Plan of Merger (the "Merger Agreements"), is desirable and in the best short-term and long-term interests of their respective organizations and shareholders; and

       WHEREAS, United, Bank and Sellers desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

       NOW, THEREFORE, in consideration of the promises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

       1.01. The Merger. Subject to the terms and conditions of this Agreement, United, Bank and Sellers agree to effect the Merger of an interim bank established by United in accordance with the Texas Banking Code, as amended (the "TBC") with and into Bank. All of the expenses of the Merger will be borne by United.

       1.02. Effective Time of the Merger. The Merger shall become effective at 5:00 p.m. Central Standard Time on the date of the Closing (the "Effective Time").

       1.03. Closing. The closing of the Merger (the "Closing") will take place at the offices of United at a time and on a date (the "Closing Date") to be specified by the parties as soon as reasonably practicable after the later to occur of (i) approval of the Merger by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the expiration of any waiting period, and (ii) approval by other regulatory agencies and third parties, including the Texas Banking Department, and the expiration of all waiting periods.

       1.04. Establishment of Subsidiary Holding Company. United agrees to make application to the Federal Reserve Board to establish a subsidiary bank holding company ("First Texas"). First Texas shall be wholly owned by United and after the Effective Time will directly own one hundred percent (100%) of the issued and outstanding shares of common stock of Bank.

       1.05. Establishment of Interim Bank. United agrees to make application to the Texas Banking Department to charter an interim bank ("Interim Bank")
which will be merged with and  into Bank at the Effective Time.   Bank will be
the surviving bank, under the name and title of FirstBank.

       1.06. Deferred Compensation Agreement and Incentive Deferred Compensation Agreement. Bank and Gene D. Wyatt, a Seller, have entered into a certain deferred compensation agreement, dated June 1, 1990 as supplemented September 15, 1993 and amended May 18, 1994, and a certain Incentive Deferred Compensation Agreement, dated July 21, 1993, as supplemented January 13, 1994. The obligations under the deferred compensation agreements shall remain in full force and effect as obligations of Bank after consummation of the Merger. For and in consideration of the receipt of continued benefits under the deferred compensation agreement and the incentive deferred compensation agreement Mr. Wyatt agrees to forego any future participation in any and all employee benefit or retirement plans, including but not limited to the United defined benefit pension plan, employee stock ownership plan or equity participation plan. Mr. Wyatt agrees to execute all documentation required by law to opt out of said plans. However, Mr. Wyatt shall be entitled to participate in the United 401(k) plan and shall be provided health and/or dental insurance benefits until his retirement.

       1.07. Bank Earnings Prior to Closing Date. Subject to any regulatory limitation, all earnings of Bank from July 1, 1994 until the Closing Date (the "Interim Period") shall be paid to the shareholders of Bank by way of cash dividends. Bank agrees to operate during the Interim Period in a manner that is consistent with safe and sound banking principles, that is consistent with the historical operation of the Bank, and that is consistent with Generally Accepted

Accounting Principles and Regulatory Accounting Principles. As used in this paragraph the term earnings shall mean net income of Bank from continuing operations exclusive of (i) gains on the sale of securities, real property or any other assets of Bank, (ii) income resulting from a change in accounting principle or accounting estimate and (iii) other extraordinary items of income as defined by generally accepted accounting principles.

       1.08. Merger of Retirement Plan. Bank has established the FirstBank Retirement Plan for the benefit of its employees. The plan is a combination of an employee stock purchase plan and a deferred income 401(k) plan. At the Effective Time the FirstBank Retirement Plan shall be merged with and into the United 401(k) Savings Plan and Trust Agreement.

       1.09. Non-Competition. During a period beginning on the Effective Date and ending five (5) years thereafter ("Agreement Period") Sellers will not, either directly or indirectly, as an officer, director, shareholder, owner, partner, joint venturer, employee, promoter, consultant, manager, independent contractor, agent, or in another similar capacity, participate in any business, other than the business of Bank, which engages in the provision of banking services or any services or products closely related to banking that are being provided by United, Bank or any of their subsidiaries or affiliates now or at any time during the Agreement Period ("Competing Business") within Bowie County, Texas and Miller County, Arkansas and any counties contiguous thereto. Notwithstanding the preceding sentence to the contrary, Sellers may own five percent (5%) or less of a publicly held corporation engaged in a Competing Business; Seller Cook shall not be prohibited from owning stock in Bodcaw Bank, Stamps, Arkansas, and Texarkana National Bancshares, Texarkana, Texas; and Seller Martin shall not be prohibited from owning stock in Texarkana National Bancshares, Texarkana, Texas.

                                   ARTICLE II
                   EFFECT OF THE MERGER ON BANK COMMON STOCK

       2.01. Effect on Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any of Bank's Common Stock:

               (a) Conversion of Bank Common Stock. One hundred percent of the issued and outstanding shares of Bank Common Stock shall be converted into the right to receive an aggregate cash payment of Twenty Five Million Dollars ($25,000,000.00). However, Two Hundred Thousand Dollars ($200,000.00) shall be escrowed, pursuant to the Escrow Agreement attached hereto as Exhibit 2.01(a), with First National Bank of El Dorado, El Dorado, Arkansas, for payment of Bank's potential liability in the cases of Dennis Shirk, administrator of estates of Daniel Clay Sparks and

Edna Lovett Sparks, deceased v. FirstBank, et al, Graco Robotics, Inc. v. Oaklawn Bank, and Otis Weaver v. various parties, including FirstBank. The escrowed funds, if any remain, will be distributed to the shareholders of Bank upon resolution of the cases. Said Escrow Agreement has been signed by all parties and shall be dated and become effective as of the Closing Date.

               Each shareholder of Bank shall be entitled to receive a cash payment specified above based upon each shareholder's pro rata ownership of Bank Common Stock immediately prior to the Effective Time.

               (b) Cancellation of Shares. All shares of Bank Common stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive his pro rata cash payment in consideration therefor upon the surrender of such certificate in accordance with the Plan of Merger, without interest.

               (c) Conversion of Stock of Interim Bank. At the Effective Time, the shares of the Interim Bank common stock validly issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action by the holder thereof, be converted into the capital stock, of the Surviving Bank, so that all shares of capital stock of the Surviving Bank will be owned by First Texas. The outstanding certificates representing shares of the Interim Bank common stock will, after the Effective Time, be deemed to represent the number of shares of the Surviving Bank into which they have been converted and may be exchanged for new certificates of the Surviving Bank upon request of the holder thereof.

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF BANK AND SELLERS

       Bank and Sellers hereby represent and warrant to United and, effective as of the time of their creation, to First Texas and to Interim Bank, as follows:

       3.01. Organization, Standing and Power. Bank is a State bank duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations or financial condition of Bank. Bank is not qualified to do business in any other state or foreign jurisdiction, and its ownership or leasing of property or the conduct of its business does not require it to be so qualified. Bank is chartered as a State bank with the Texas Banking

Department under the TBC. Bank has delivered to United true, accurate and complete copies of the currently effective Articles of Association and By-laws of Bank, including all amendments thereto.

       3.02 Subsidiaries; Affiliates. Bank has the following subsidiaries and affiliates:

               (a) Subsidiaries. Bank has no subsidiaries other than Texarkana OFC, Inc., a Texas corporation having only minimum capital ("Subsidiary"). Bank owns 100% of the authorized and issued and outstanding shares of stock of such subsidiary. Subsidiary will not engage in any business or other activities from and after the date of this Agreement and will be dissolved not later than the date of Closing by filing a Certificate of Dissolution with the Secretary of State of the State of Texas, which will be delivered to United at the Closing. Bank has delivered to United true, accurate and complete copies of the currently effective Articles of Incorporation and Bylaws of Subsidiary, including, all amendments thereto.

               (b) Affiliates. Bank is a member of the following limited liability companies organized under the provisions of the Texas Limited Liability Company Act:

                        (i) BSC Alliance Limited Company ("BSC"). The Articles of Organization of BSC (the "BSC Articles") contain a broad "purpose" clause. Its actual purpose is to provide securities brokerage services for the convenience of customers of its members. The Bank was one (1) of four (4) initial members of BSC. It made an initial cash contribution of $68,479.83 to the capital of BSC for which it acquired a 20% ownership interest. Two (2) additional members were subsequently admitted to BSC and the Bank now holds a one-sixth (1/6) ownership interest. Each of the members of BSC is a commercial bank. A member may be required to make additional pro-rata cash contributions to BSC to enable it to be properly operated and maintained and to discharge the costs, obligations and liabilities associated with operations. An assessment of additional contributions requires a vote of the members of BSC under procedures outlined in the Regulations of BSC (the "BSC Regulations"). The BSC Regulations provide that a member shall not be otherwise liable for the debts, obligations or liabilities of BSC unless it has agreed in writing to so be liable. The BSC Regulations impose certain restrictions on disposition of a membership interest. Under procedures outlined in the BSC Regulations, a member may voluntarily withdraw from BSC by giving notice of voluntary withdrawal at least four (4) months prior to its withdrawal. True, accurate and complete copies of the currently effective BSC Articles and the BSC Regulations, including all amendments thereto, have been delivered to United by Bank.

               (ii) Independent Bank Services, L.C. ("IBS"). The Articles or Organization of IBS (the "IBS Articles") contain a broad "purpose" clause. It is actually operated for the purpose of performing internal auditing, loan review and compliance review services for its members. The Bank is one (1) of six (6) members of IBS, each of which is a commercial bank. The Bank made an initial cash contribution of $10,000.00 to the capital of IBS for which it acquired a one-sixth (1/6) ownership interest. A member may be required to make additional pro-rata cash contributions to the capital of IBS to enable it to be properly operated and maintained. An assessment of additional contributions requires a vote of all of the members of BSC under procedures outlined in the Regulations of IBS (the "IBS Regulations"). The IBS Regulations provide that a member shall not be otherwise liable for the debts, obligations or liabilities of IBS unless it has consented in writing to so be liable. The IBS Regulations impose certain restrictions on disposition of a membership interest. Under procedures outlined in the IBS Regulations, a member may voluntarily withdraw form IBS by giving notice of voluntary withdrawal at least four (4) months prior to its withdrawal. True, accurate and complete copies of the currently effective IBS Articles and the IBS Regulations, including all amendments thereto, have been delivered to United by Bank.

       Except as set forth in this Section and in the Bank Disclosure Letter (which is a letter of even date herewith delivered by Bank to United), the receipt thereof having been acknowledged by United executing a copy thereof, and except for securities held in its capacity as fiduciary, Bank does not own beneficially, directly or indirectly, any class of equity securities, partnership interests, membership interests, or similar interests of any corporation, bank, partnership, limited partnership, limited liability company, business trust, association or similar organization.

       3.03. Capital Structure. As of the date hereof, the authorized capital stock of Bank consists of 107,747 shares of common stock, $27.843 par value.
As of the date hereof, (i) 107,747 shares of Bank common stock are outstanding,
(ii) no shares of Bank Common Stock are held by Bank in its treasury, and (iii) neither Bank nor Subsidiary has issued and has outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders may vote ("Voting Debt"). All outstanding shares of Bank Common Stock are validly issued, fully paid and nonassessable, and, as to those shares owned by Sellers and related parties, at the Effective Time will be free and clear of any claim, lien, encumbrance or agreement with respect thereto. There are no options, warrants, calls, rights, or agreements of any character whatsoever to which Bank or Subsidiary is a party or by which it is bound obligating Bank or Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt securities or obligating Bank or Subsidiary to grant, extend or enter into any such option, warrant, call, right or agreement. Immediately before and after the Effective Time, there will be no option, warrant, call, right or agreement obligating Bank or Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or obligating Bank or Subsidiary to grant, extend or enter into any such option, warrant, call, right or agreement.

       3.04. Authority. Bank has all requisite corporate power and authority to enter into this Agreement and the Plan of Merger and, subject only to approval of this Agreement and the Plan of Merger by the shareholders of Bank, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Bank, subject to such approval of this Agreement and the Plan of Merger by the shareholders of Bank. This Agreement and the Plan of Merger Agreement have been duly executed and delivered by Bank, and each constitutes a valid and binding obligation of Bank enforceable in accordance with its terms, except as the enforceability of the Agreement may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors. The execution and delivery of this Agreement and the Plan of Merger do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration loss or creation, a "Violation"), pursuant to any provision of (a) the Articles of Association or By-laws of Bank or Subsidiary or (b) except (i) as set forth in the Bank Disclosure Letter or (ii) as contemplated by the next sentence hereof, any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Bank or Subsidiary or their respective properties or assets which Violation would have a material adverse effect on Bank or Subsidiary. Other than in connection or in compliance with the provisions of the TBC, the Securities Act of 1933, as amended, and the rules and regulations thereunder, the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states, and consents, authorizations, approvals, notices or exemptions required under the TBC, and from other regulatory agencies, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to Bank or Subsidiary in connection with the execution and delivery of this Agreement and the Plan of Merger by Bank or the consummation by Bank of the transactions contemplated hereby and thereby.

       3.05. Bank Financial Statements. (a) The consolidated balance sheets of Bank as of December 31, 1993 and 1992 (and, if available on the Closing Date, December 31, 1994) and the related consolidated statements of income, consolidated statements of cash flows and consolidated statements of shareholders equity for the periods ended December 31, 1993 and 1992 (and, if available on the Closing Date, December 31, 1994) certified by Thomas & Thomas, C.P.A., and the internally prepared financial statements dated June 30, 1994, copies of which have been furnished by Bank to United (the "Bank Financial Statements"), have been or will be prepared in accordance with generally accepted accounting principles and practices on a consistent basis, and present fairly the consolidated financial condition of Bank at the dates, and the consolidated results of operations and cash flows for the periods, stated therein. Neither Bank nor Subsidiary has any liability of any nature, whether direct, indirect, accrued, absolute, contingent or otherwise, which is material to Bank or Subsidiary, except as provided for or disclosed in the Bank Financial Statements or in the Bank Disclosure Letter and except for such of the following liabilities as are incurred in the ordinary course of business:

                        (i) deposit liabilities and interest payable thereon,

                        (ii) federal funds purchased and securities sold under repurchase agreements and interest payable thereon,

                        (iii)   other short term borrowings,

                        (iv)    contingent liability upon negotiable
                                instruments endorsed for the purpose of
                                collection,

                        (v)     taxes,

                        (vi)    accounts payable of the operating business,

                        (vii)   salaries and benefits payable,

                        (viii)  unearned income and premiums,

                        (ix)    abandoned and garnished accounts, and

                        (x)     letters of credit and similar commitments.

               (b) Without limitation to the foregoing, Bank's allowance for loan losses included in the Bank Financial Statements was adequate as of the date thereof to absorb potential losses in the loan portfolios of Bank and Subsidiary. There are no known facts which should cause Bank to increase the level of such allowance for loan losses.

       3.06. Bank Reports. Bank and Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the Texas Banking Department and
(iv) any other applicable securities, banking or regulatory authorities (all such reports and statements are collectively referred to herein as the "Bank Reports"). As of their respective dates, the Bank Reports complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authorities with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

       3.07. Information Supplied. None of the information supplied or to be supplied by Bank for inclusion or incorporation by reference in any document to be filed with the SEC, the Federal Reserve Board, or any regulatory agency in connection with the transactions contemplated hereby, contain or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Bank has, to the best of its knowledge, disclosed to United all financial and other information reasonably necessary to enable United to make informed judgments concerning the state of the financial and other conditions and affairs of Bank and Subsidiary.

       3.08. Authorizations; Compliance with Applicable Laws. Bank and Subsidiary hold all authorizations, permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operations of the businesses of Bank or Subsidiary (the "Bank Permits"), including appropriate authorizations from the Texas Banking Department. Bank and Subsidiary are in compliance with the terms of the Bank Permits, except where the failure so to comply would not have a material adverse effect on Bank or Subsidiary. Except as disclosed in the Bank Disclosure Letter, the businesses of Bank and Subsidiary are not being conducted in violation of any domestic (federal, state or local) or foreign law, statute, ordinance or regulation of any Governmental Entity (collectively "Laws"), including, without limitation, Regulation O of the Federal Reserve Board, except for possible violations which individually or in the aggregate do not and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on

Bank or Subsidiary. No investigation or review by any Governmental Entity with respect to Bank or Subsidiary is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same. Without limiting the foregoing, there have been no acts or omissions occurring on or with respect to real estate currently or previously owned, leased or otherwise used by Bank or Subsidiary, or in which Bank or Subsidiary has or had an investment or security interest (by mortgage, deed of trust, or otherwise), including, without limitation, properties under foreclosure, properties held by Bank or Subsidiary in its capacity as a trustee, or properties in which any venture capital or similar unit of Bank or Subsidiary has or had an interest (the "Bank Property"), which constitute or result, or may have constituted or resulted, in the creation of any federal, state or common law nuisance (whether or not the nuisance condition is, or was, foreseen or unforeseen) or which do not, or have not, complied with Environmental Laws (defined as federal, state or local environmental laws including, without limitation, the Clean Water Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental, Response, Compensation and Liability Act, as amended, and their state and local law counterparts, all rules and regulations promulgated thereunder and all other legal requirements associated with the ownership and use of the Bank Property) and are reasonably likely to result in a material liability to Bank. Neither Bank nor Subsidiary is subject to or reasonably likely to incur a material liability as a result of its ownership, lease, operation, or use of any Bank Property or as a result of its investment or security interest (as described above) in any Bank Property (a) that is contaminated by or contains any Toxic Substances (defined as a substance that is contaminated by or contains any hazardous waste, toxic substances or related materials, including without limitation asbestos, PCBs, pesticides, herbicides, petroleum products, substances defined as "hazardous substances" or "toxic substances" in the Environmental Laws, and any other substances or waste that is hazardous to human health or the environment), or
(b) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof. No claim, action, suit or proceeding is pending against Bank or Subsidiary relating to the Bank Property before any court or other governmental authority or tribunal relating to Toxic Substances, pollution or the environment, and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Bank or Subsidiary with respect thereto.

       3.09. Litigation and Claims. Except as disclosed in this Agreement or in the Bank Disclosure Letter (a) neither Bank nor Subsidiary is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any federal or state banking or insurance authority or other Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders of any bank regulatory authority, (b) there is no claim of any kind, action, suit, litigation, proceeding, arbitration, investigation, or controversy affecting Bank or Subsidiary pending or threatened, which in the aggregate will have or can reasonably be expected to have a material adverse effect on Bank or Subsidiary and (c) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Bank or Subsidiary as a result of the examination by any bank regulatory authority.

       3.10. Taxes. Bank and Subsidiary have filed all tax returns required to be filed by them and have paid, or have set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent Bank Financial Statements reflect an adequate reserve for all taxes payable by Bank and Subsidiary accrued through the date of such financial statements. The Bank Disclosure Letter will set forth, as of the date hereof, the following information with respect to Bank: (a) the most recent tax year through which the United States Internal Revenue Service ("IRS") has completed its examination of such corporation, (b) whether there is an examination pending by the IRS with respect to such corporation and, if so, the tax years involved, (c) whether such corporation has executed or filed with the IRS any agreement which is still in effect extending the period for assessment and collection of any federal tax and, if so, the tax years covered by such agreement and the expiration date of such extension, and (d) whether there are any existing material disputes as to foreign, state, or local taxes. There are no material liens for taxes upon the assets of Bank or Subsidiary, except for statutory liens for taxes not yet delinquent, adequate reserves for which have been established on Bank's books. Except as disclosed in the Bank Disclosure Letter and except for any action, proceeding or claim as to which the taxes sought do not exceed $25,000, neither Bank nor Subsidiary is a party to any action or proceeding by any governmental authority for assessment and collection of taxes, and no claim for assessment and collection of taxes has been asserted against any of them. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, personal and real property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts. Bank and Subsidiary have withheld from their employees and timely paid to the appropriate governmental agency proper and accurate amounts for all periods in material compliance with all tax withholding provisions of applicable federal, state, foreign and local laws (including without limitation income, social security and employment tax withholding for all types of compensation).

       3.11. Certain Agreements. Except as disclosed in the Bank Disclosure Letter, and except for this Agreement, neither Bank nor Subsidiary is a party to any (i) consulting agreement not terminable on 60 days' or less notice or employment agreement or other agreement providing any term of employment, compensation guarantee, or severance or supplemental retirement benefit, (ii) union, guild or collective bargaining agreement, (iii) agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement, (iv) any stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan or similar plan granting rights to acquire stock in Bank or Subsidiary, or (v) contract containing covenants which limit the ability of Bank or Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Bank or Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities).

       3.12. Benefit Plans. (a) The Bank Disclosure Letter lists (i) each employee bonus, incentive, deferred compensation, stock purchase, stock appreciation right, stock option and severance pay plan, (ii) each pension, profit sharing, stock bonus, thrift, savings and employee stock ownership plan, and (iii) every other employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively "Bank Benefit Plans"), which Bank or Subsidiary maintains or to which Bank or Subsidiary contributes on behalf of current or former employees. Except as disclosed in the Bank Disclosure Letter, all of the Bank Benefit Plans comply in all material respects with all applicable requirements of ERISA and all other applicable federal and state laws, including without limitation the reporting and disclosure requirements of Part 1 of Title I of ERISA. With respect to the Bank Benefit Plans, individually and in the aggregate, no event has occurred and there exists no condition or set of circumstances in connection with which Bank or Subsidiary could be subject to any liability that is reasonably likely to have a material adverse effect upon Bank or Subsidiary (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law. Each of the Bank Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has been determined by the IRS to qualify under Section 401(a) of the Code, or an application for the determination of such qualification will be made to the IRS under Section 401(b) of the Code and the regulations thereunder, and there exist no circumstances that would materially adversely affect the qualified status of any such Bank Benefit Plan under that section. Except as set forth in the Bank Disclosure Letter, each Bank Benefit Plan that is a defined benefit pension plan has assets with an aggregate value that exceeds the actuarially present value of its liability for accrued benefits as determined on the basis of the actuarial assumptions used for the most recent actuarial valuation of such Plan, no such Plan has incurred an accumulated funding deficiency within the meaning of Section 412(a) of the Code, and no such Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA. Except as set forth in the Bank Disclosure Letter, there is no pending or threatened litigation, governmental proceeding or investigation against or relating to any Bank Benefit Plan, and there is no reasonable basis for any material proceedings, claims, actions or proceedings against any Plan. Except as set forth in the Bank Disclosure Letter, no "reportable event" (as defined in Section 4043(b) of ERISA) (other than a "reportable event" for which the 30-day notice requirement has been waived by the Pension Benefit Guaranty Corporation) has occurred with respect to any Bank Benefit Plan, and no Bank Benefit Plan has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975(c) of the Code) since the date on which said sections became applicable to such Plan which could reasonably result in a material liability.

               (b) Bank has delivered to United copies of (i) each Bank Benefit Plan, (ii) the most recent summary plan descriptions of each Bank Benefit Plan, (iii) each trust agreement, insurance policy or other instrument relating to the funding of any Bank Benefit Plan, (iv) the most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the IRS or United States Department of Labor with respect to each Bank Benefit Plan, (v) the most recent determination letter issued by the IRS with respect to each Bank Benefit Plan that is intended to qualify under Section 401 of the Code,
(vi) the most recent available financial statements for each Bank Benefit Plan that has assets, (vii) the most recent actuarial report for any Bank Benefit Plan that is a defined benefit pension plan, and if any such Plan was amended subsequent to the date of such report, information about the financial effects of such amendment and (viii) the most recent audited financial statements for each Bank Benefit Plan for which audited financial statements are required by ERISA.

       3.13. Insurance. Bank has delivered to United correct and complete summaries of all material policies of insurance of Bank and Subsidiary currently in effect. Neither Bank nor Subsidiary has any liability for unpaid premiums or premium adjustments not properly reflected on the Bank Financial Statements.

       3.14. Conduct of Bank to Date. Except as disclosed in the Bank Disclosure Letter and except as contemplated by this Agreement and the Plan of Merger, from and after December 31, 1993: (a) Bank and Subsidiary have carried on their respective businesses in the ordinary and usual course consistent with past practices, (b) Bank has not issued or sold any of its capital stock or issued or sold any corporate debt securities which would be classified as long term debt on the balance sheet of Bank, (c) Bank has not granted any option for the purchase of its capital stock, effected any stock split, or otherwise changed its capitalization, (d) Bank has not declared, set aside, or paid any cash or stock dividend or other distribution in respect of its capital stock,
(e) neither Bank nor Subsidiary has incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged, or subjected to lien, claim, security interest, charge, encumbrance or restriction any of its assets or properties, (f) neither Bank nor Subsidiary has discharged or satisfied any material lien, mortgage, pledge, claim, security interest, charges, encumbrance, or restriction or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business, (g) neither Bank nor Subsidiary has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business, (h) neither Bank nor Subsidiary has increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases in accordance with existing policy; entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract; adopted, entered into, terminated, amended or modified any Bank Benefit Plan in respect of any of present or former directors, officers or other employees; or agreed to do any of the foregoing, (i) neither Bank nor Subsidiary has suffered any material damage, destruction, or loss, whether as the result of flood, fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, windstorm, embargo, riot, act of God or the enemy, or other similar or dissimilar casualty or event or otherwise, and whether or not covered by insurance, (j) neither Bank nor Subsidiary has cancelled or compromised any debt to an extent exceeding $100,000 owed to Bank or Subsidiary or claim to an extent exceeding $100,000 asserted by Bank or Subsidiary, (k) neither Bank nor Subsidiary has entered into any transaction, contract, or commitment outside the ordinary course of its business, (1) neither Bank nor Subsidiary has entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights, (m) there has not been any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate having or which, insofar as reasonably can be foreseen, in the future is reasonably likely to have, a material adverse effect on Bank or Subsidiary, (n) there has not been any change in the method of accounting or accounting practices of Bank and Subsidiary, and (o) Bank and Subsidiary have kept all records in accordance with all regulatory and statutory requirements and in accordance with industry standards specified by the American Bankers Association, and have retained such records for the periods required by statute, regulation or American Bankers Association industry standards.

       3.15. Material Adverse Change. Since December 31, 1993, there has been no material adverse change in the financial condition, results of operations or business of Bank and Subsidiary.

       3.16. Properties, Leases and Other Agreements. Except (i) as may be reflected in the Bank Financial Statements, (ii) for any lien for current taxes not yet delinquent, (iii) for pledges to secure deposits and (iv) for such other liens, security interests, claims, charges, options or other encumbrances and imperfections of title which do not materially affect the value or interfere with or impair the present and continued use of personal or real property reflected in the Bank Financial Statements or acquired since the date of such Statements, Bank and Subsidiary have good title, free and clear of any liens, security interests, claims, charges, options or other encumbrances to all of the personal and real property reflected in the Bank Financial Statements, and all personal and real property acquired since the date of such Statements, except such personal and real property as has been disposed of in the ordinary course of business. Substantially all Bank's and Subsidiary's buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted. All leases material to Bank and Subsidiary pursuant to which Bank or Subsidiary, as lessee, leases real or personal property are valid and effective in accordance with their respective terms and there is not, under any of such leases, any material existing default by Bank, Subsidiary or, to the best knowledge of Bank, any other party thereto, or any event which with notice or lapse of time or both would constitute such a material default. No options to renew said leases have lapsed and the terms of the leases govern the rights of the respective landlords of Bank and Subsidiary.

       3.17. No Untrue Statements. No representation or warranty hereunder or information contained in any financial statement or any other document delivered to United pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

       3.18. Existence and Enforceability of Loans. With respect to all loans to borrowers which are payable to Bank or Subsidiary either directly or as a participant and except for such imperfections as do not have a material net adverse effect on the business, operations or financial condition of Bank or
Subsidiary:

               (a) All loans were made for good, valuable and adequate consideration in the normal and ordinary course of business, and the notes and other evidences of indebtedness and any loan agreements or security documents executed in connection therewith are true and genuine and constitute the valid and legally binding obligations of the borrowers to whom the loans were made and are legally enforceable against such borrowers in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction;

               (b) The amounts represented to United as the balances owing on the loans are the correct amounts actually and unconditionally owing, are undisputed, and are not subject to any offsets, credits, deductions or counterclaims;

               (c) The collateral securing each loan as referenced in a loan officer worksheet, loan summary report or similar internal loan documentation is in fact the collateral held by Bank or Subsidiary to secure each loan;

               (d) Bank or Subsidiary have possession of all loan document files and credit files for all loans held by them containing promissory notes and other relevant evidences of indebtedness with original signatures of their borrowers and guarantors;

               (e) Bank and Subsidiary hold validly perfected liens or security interests in the collateral granted to Bank or Subsidiary to secure all loans as referenced in the loan officer worksheets, loan summary reports or similar internal loan documentation and the loan or credit files contain the original security agreements, mortgages, or other lien creation and perfection documents unless originals of such documents are filed of public record;

               (f) The liens or security interests of Bank and Subsidiary in the collateral held for loans are properly perfected in the priority intended to be held by Bank and Subsidiary and described in the loan officer worksheets, loan summary reports or similar internal loan documentation contained in the loan document or credit files;

               (g) Bank and Subsidiary are in possession of all collateral that the loan document files or credit files indicate they have in their possession;

               (h) All guaranties granted to Bank and Subsidiary to insure payment of loans constitute the valid and legally binding obligations of the guarantors and are enforceable in accordance with their terms;

               (i) With respect to any loans in which Bank and Subsidiary have sold participation interests to another bank or other financial institution, none of the buyers of such participation interests are in default under any participation agreements.

       3.19. Not in Default. Bank and Subsidiary are not in default under any material agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which either is a party, by which either is bound, or to which their properties or assets are subject.

       3.20.  Trust Validity; Authority.   The Mildred Creighton Trust; the
Martha Prieskorn Trust; the Cindy Sandefur Trust and the MCM Partnership Trust, respectively, have been duly created under the laws of the State of Texas and are validly existing. The undersigned trustees executing this Agreement on behalf of said Trusts have been duly appointed, constitute all of the presently acting Trustees of the Trusts and have all requisite power and authority to execute and deliver this Agreement and to perform this Agreement in accordance with its terms. The undersigned representative executing the Agreement on behalf of the Lucille Cook Agency has been duly appointed and has all requisite power and authority to execute and deliver this Agreement and to perform this Agreement in accordance with its terms. MCM Limited Partnership is a Texas limited partnership and its undersigned general partner has all requisite power and authority to enter into this Agreement and to perform this Agreement in accordance with its terms for and on behalf of said limited partnership. The Individual Retirement Arrangement of Gene Wyatt is a self-directed individual retirement arrangement and, with respect to the shares of stock of Bank therein, he has all requisite power and authority to execute and deliver this Agreement and to perform this Agreement in accordance with its terms. Gene Wyatt is the beneficial owner of the shares of stock of Bank credited to his account in the employee stock purchase plan feature of the Bank Benefit Plans and, under the provisions of the Bank Benefit Plans, he has full power and authority to direct the manner of the voting of such shares of stock at meetings of shareholders of the Bank.

       3.21. Correction of Examination Deficiencies. Bank shall use its best efforts to correct, prior to the Closing, all deficiencies noted in the compliance examination dated June 4, 1993, of the Federal Deposit Insurance Corporation, and the Safety and Soundness examination dated March 31, 1994, of the Federal Deposit Insurance Corporation, and United shall have received a certificate signed on behalf of Bank by the Chairman of the Board and each member of the Board of Bank to such effect.

       3.22. Sellers Informed Decision. Each Seller is fully knowledgeable and familiar with the business and financial condition of Bank and Subsidiary and had access to all material information that each Seller considered necessary or advisable to enable each Seller to make an informed investment decision and Sellers are not relying upon any representations made by United or any officer, director, shareholder or agent thereof except as expressly stated in this Agreement.

       3.23. Limitation on Representations and Warranties of Sellers. It is expressly agreed and understood by the parties that, any and all representations and warranties by a Seller set forth in this Article III are based solely on the personal knowledge, information and belief of the respective Seller and in no event shall a Seller be deemed to be in breach with respect to any representation and/or warranty unless he shall have had personal knowledge or information (or reason to believe) that such representation and/or warranty was unfounded.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF UNITED

       United hereby represents and warrants to Bank as follows:

       4.01. Organization, Standing and Power. United is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations or financial condition of United and its Subsidiaries. United is not qualified to do business in any other state or foreign jurisdiction, and its ownership or leasing of property or the conduct of its business does not require it to be so qualified or the failure to be so qualified would not have a material adverse effect on the business, operations or financial condition of United and its Subsidiaries. United is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act").

       4.02. Authority. Subject only to approval of this Agreement and the Plan of Merger by the board of directors of United, United has all requisite corporate power and authority to enter into this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby.
Upon approval by the United board of directors, the execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby will have been duly authorized by all necessary corporate action on the part of United. Subject to the foregoing, this Agreement and the Plan of Merger have been duly executed and delivered by United, and each will constitute a valid and binding obligation of United enforceable in accordance with its terms, except as the enforceability of the Agreement may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors. The execution and delivery of this Agreement and the Plan of Merger do not, and the consummation of the transactions contemplated hereby and thereby will not, result in any Violation pursuant to any provision of the Articles of Incorporation or Bylaws of United or any of its Subsidiaries or, except as contemplated below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to United or any of its Subsidiaries or their respective properties or assets which Violation would have a material adverse effect on United or any United Subsidiary; provided, however, that the consent of First Tennessee Bank, N.A. is required before United may lawfully consummate the transactions contemplated herein. Other than in connection or in compliance with the provisions of the Arkansas Business Corporation Act, the Securities Act of 1933, as amended, the Exchange Act of 1934, as amended, the securities or blue sky laws of the various states, and consents, authorizations, approvals, notices or exemptions required under the BHC Act, the National Bank Act and from other regulatory authorities, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to United or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Plan of Merger by United or the consummation by United of the transactions contemplated hereby and thereby, the failure to obtain which would have a material adverse effect on United or any United Subsidiary.

                                   ARTICLE V
                         COVENANTS OF BANK AND SELLERS

       5.01. Affirmative Covenants. Bank hereby covenant and agree with United that prior to the Effective Time, unless the prior written consent of United shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise contemplated herein, Bank and Subsidiary will:

               (a) operate its business only in the usual, regular and ordinary course consistent with past practices;

               (b) use reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees (except that it shall have the right to lawfully terminate the employment of any officer or key employee if such termination is in accordance with Bank's existing employment procedures) and maintain its relationships with customers;

               (c) use reasonable efforts to maintain and keep its properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear;

               (d) use reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it; provided, however, that Bank shall not be required to purchase insurance policies for directors' and officers' liabilities;

               (e) perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business; and

               (f) comply with and perform in all material respects all obligations and duties imposed upon it by all Laws.

       5.02. Negative Covenants. Except as specifically contemplated by this Agreement, from the date hereof until the Effective Time, Bank shall not do, or permit Subsidiary to do, without the prior written consent of United (which shall not be unreasonably withheld) any of the following:

               (a) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice;

               (b) (i) grant any general increase in compensation to its employees as a class, or to its officers or directors, except in accordance with past practice or as required by law, or increases which are not material, or the payment of year-end bonuses in accordance with past practice, (ii) effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law) which would increase its retirement benefit liabilities, (iii) adopt, enter into, amend or modify any Bank Benefit Plan, or (iv) enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers, other than as is consistent with the normal severance policy of Bank in effect on the date hereof as listed in the Bank Disclosure Letter;

               (c) except as provided in Section 1.07 above, declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock, except dividends by Subsidiary;

               (d) (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of stock, of any corporation, bank or other business; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice; or (v) split, combine or reclassify any of its capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

               (e) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of its capital stock of any class (including shares held in treasury), any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities;

               (f) except as may be required by applicable law, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or Subsidiary to take any such action, and Bank shall promptly notify United orally and in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters; for purposes of this Agreement, "Competing Transaction" shall mean any of the following involving Bank or Subsidiary: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of a substantial portion of assets; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock);

               (g) propose or adopt any amendments to its corporate charter or by-laws in any way adverse to United;

               (h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle with respect to any acquisition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

               (i) except in their fiduciary capacities, purchase any shares of United common stock;

               (j) change any of its methods of accounting in effect at December 31, 1993, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1993, except as may be required by law or generally accepted accounting principles;

               (k) take action which would or is reasonably likely to (i) adversely affect the ability of either of United or Bank to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect Bank's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

               (1) change the lending, investment, asset/liability management and other material policies concerning the banking business of Bank and Subsidiary, unless required by Law or order or unless such change does not cause a materially adverse effect on Bank or Subsidiary;

               (m) agree in writing or otherwise to do any of the foregoing;

               (n) make any new single loan or series of loans to one borrower or related series of borrowers in an aggregate amount greater than $500,000.00; or
               (o) sell or otherwise dispose of securities owned as investments except at maturity dates or as needed for liquidity purposes in accordance with past practices, provided, however, that this restriction shall not apply to securities held for sale.

       5.03. Access and Information. Upon reasonable notice, Bank shall (and shall cause Subsidiary to) afford to United's officers, employees, accountants, counsel and other representatives, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records. During such period, Bank shall (and shall cause Subsidiary to) furnish promptly to United (i) a copy of each Bank

Report filed or received by it during such period pursuant to the requirements of the TBC and any other federal or state banking laws promptly after such documents are available, (ii) the monthly financial statements of Bank and Subsidiary (as prepared by Bank in accordance with its normal accounting procedures) promptly after such financial statements are available, (iii) a summary of any action taken by the Board of Directors, or any committee thereof, of Bank, and (iv) all other information concerning its business, properties and personnel as United may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party or destroy such documents and copies.

       5.04.  Update Disclosure; Breaches.

               (a)     From and after the date hereof until the Effective
Time, Bank shall update the Bank Disclosure Letter by notice to United as necessary to reflect any matters which have occurred from and after the date hereof which, if existing on the date hereof, would have been required to be described therein, provided, however, that no such update shall affect the conditions to the obligation of United to consummate the transactions contemplated hereby, and any and all changes contained in any such update shall be considered in determining whether such conditions have been satisfied; provided further that, without limiting United's rights under Section 5.03, to the extent that any information that would be required to be included in an update under this Section 5.04(a) has in the past been contained in internal reports prepared by Bank or Subsidiary in the ordinary course, such update may occur at the time such information becomes available to United in such internal reports prepared in accordance with past practice.

               (b) Bank shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to United and use its best efforts to prevent or promptly remedy the same.

               5.05. Vote of Bank Shareholders. Except as may be required by applicable law, each Seller hereby agrees to vote all shares of Bank Common Stock owned, voted or controlled by each Seller in favor of the Merger at the Bank Shareholders Meeting called to vote on the Merger, and further agrees to take such other action or cast such other votes as shareholders of Bank as are reasonably deemed necessary or desirable by United to facilitate consummation of the transactions contemplated herein.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

       6.01. Shareholder Meetings. Bank shall call a meeting of its shareholders to be held as promptly as practicable for the purpose of voting upon the Merger Agreements.

       6.02. Legal Conditions to Merger. Each of Bank and United will take all reasonable actions necessary to comply promptly with all legal requirements it may have with respect to the Merger (including furnishing all information required by the Federal Reserve Board or in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of Bank and United will, and will cause its Subsidiaries to, take in a prompt manner all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any agreement, consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by United, Bank or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement and the Plan of Merger.

       6.03.  Reports.

               (a) Prior to the Effective Time, (i) Bank shall prepare and file as and when required all Bank Reports.

               (b) Bank shall prepare such Bank Reports so that (i) they comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they are filed and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) with respect to any Bank Reports containing financial information of the type included in the Bank Financial Statements the financial information (A) is prepared in accordance with generally accepted accounting principles and practices as utilized in the Bank Financial Statements applied on a consistent basis (except as stated therein or in the notes thereto), (B) presents fairly the consolidated financial condition of Bank at the dates, and the consolidated results of operations and cash flows for the periods, stated therein and (C) in the case of interim fiscal periods, reflects all adjustments, consisting only of normal recurring items necessary for a fair presentation, subject to year-end audit adjustments.

       6.04. Brokers or Finders. Each of United and Bank represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

       6.05. Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest United, through its Subsidiary, with full title to all properties, assets, rights, approvals, immunities and franchises of either of Bank or its Subsidiary, the proper officers and directors of each party to this Agreement shall take all such necessary action.

       6.06. Governmental and Other Third Party Approvals. Bank and United shall each use their reasonable best efforts to obtain all governmental and other third party approvals, authorizations and consents that may be necessary or reasonably required of them in order to effect the transactions contemplated by this Agreement. Bank and United agree to make all filings and applications for such approvals and reviews as soon as practicable, to prosecute the same with reasonable diligence and to notify each other when such approvals, authorizations and consents have been received. Bank and United will provide each other with copies of all regulatory notices and filings made in connection with the transactions contemplated by this Agreement prior to filing. Each party will also promptly provide to the other copies of any correspondence received from any regulatory agency relating to such filings, and shall use its best efforts to keep the other party advised of the progress of obtaining all regulatory and third party approvals required for the consummation of all transactions contemplated by this Agreement.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

       7.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction prior to the Closing Date of the following conditions:

               (a) Shareholder Approval. The Merger Agreements shall have been approved and adopted by the legally required vote of the holders of the outstanding shares of Bank.

               (b) Federal Reserve Board. The Merger Agreements and the transactions contemplated hereby, as well as the formation of First Texas as United's subsidiary bank holding company, shall have been approved by the Federal Reserve Board without any condition not satisfactory to United, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such approvals shall have expired.

               (c) Texas Banking Department. The creation of Interim Bank and the Bank Merger shall have been approved by the Texas Banking Department without any condition (other than advance notification) not satisfactory to United, all conditions required to be satisfied prior to the Merger and the occurrence of the Effective Time imposed by the terms of such approval shall have been satisfied and all waiting periods relating to such approval shall have expired and there shall exist no condition that prevents consummation of the Merger at the Effective Time.

               (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect.

               (e) No Proceeding or Litigation. No material action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced against United, Bank or any affiliate, associate, officer or director of either of them, seeking to restrain, enjoin, prevent, change or rescind the transactions contemplated hereby or questioning the validity or legality of any such transactions.

               (f) Consents Under Agreements. United, Bank and their Subsidiaries shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument.

               (g) Other Regulatory Approvals. All other regulatory approvals necessary to allow consummation of the transactions contemplated by this Agreement shall have been obtained.

       7.02. Conditions to Obligations of United. The obligations of United to effect the Merger are subject to the satisfaction of the following conditions unless waived in writing by United:

               (a) Representations and Warranties. Each of the representations and warranties of Bank and Sellers set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for changes expressly contemplated by this Agreement, and United shall have received a certificate signed on behalf of Bank by the Chief Executive Officer and by the Chief Financial Officer of Bank to such effect.

               (b) Performance of Obligations of Bank. Bank shall have performed in all material respects each of the obligations required to be performed by it under this Agreement and the Plan of Merger at or prior to the Closing Date, and United shall have received a certificate signed on behalf of Bank by the Chief Executive Officer and by each member of the Board of Bank to such effect.

               (c) Opinion of Counsel. Bank shall have delivered to United an opinion of its counsel, Atchley, Russell, Waldrop & Hlavinka, L.L.P., dated as of the Closing Date and in form and substance satisfactory to counsel for United, to the aggregate effect that: (i) Bank is a State chartered bank validly existing under the laws of Texas with full corporate power and authority to enter into this Agreement and the Plan of Merger and to consummate the transactions contemplated thereby; (ii) all corporate proceedings and other actions on the part of Bank necessary to be taken in connection with the Merger and (except for the filing of the Certificate of Merger) necessary to make same effective have been duly and validly taken; (iii) this Agreement and the Plan of Merger have been duly and validly authorized, executed and delivered on behalf of Bank and constitute (subject to standard exceptions to enforceability arising from the bankruptcy laws and rules of equity) valid and binding agreements of Bank; (iv) this Agreement and the transactions contemplated hereby do not constitute a "disposition" within the meaning of the BSC Regulations or IBS Regulations; and (v) Bank is not and may not be, unless Bank so consents, liable for the debts, obligations or liabilities of either BSC or IBS notwithstanding the fact that Bank may be required to make additional pro rata cash contributions as expressed in Section 3.02(b)(i) and (b)(ii) hereof.

               (d) No Material Adverse Change. There shall have been no material adverse change since December 31, 1993 in the financial condition, results of operations or business of Bank and Subsidiary. Bank agrees that upon execution of this Agreement, United shall have complete access to all documents, financial statements or any other document used in the conduct of Bank's business and the ability to analyze Bank's loan portfolio. Material adverse change shall include, but is not limited to, a material change in the credit classification of any loan or any other extension of credit, or the commencement or making of any investigation, lawsuit or claim which, if decided adversely to Bank or a Bank Subsidiary, would have a material adverse effect on Bank or any Bank Subsidiary.

               (e) If the Closing Date is after February 28, 1995, United shall have received audited financial statements of Bank for the period ended December 31, 1994, certified by Thomas & Thomas and such audited financial statements shall reflect no material adverse change since December 31, 1993 in the financial condition, result of operations or business of Bank and the Bank Subsidiaries.

               (f) Each Seller shall have executed and become legally bound to the terms of this Agreement.

               (g) Environmental Audits. Phase I environmental audits of properties on which Bank operates its facilities and such other real estate owned by Bank as is identified in the Bank's Disclosure Letter as potentially involving problems with Environmental Laws shall have been conducted at United's option and at Bank's expense, and shall, to United's satisfaction, reflect no material problems under Environmental Laws. Phase I environmental audits of any other real estate owned by Bank as United may select shall have been conducted at United's option and expense and shall, to United's satisfaction, reflect no material problems under Environmental Laws.

               (h) Due Diligence. United shall have had the opportunity to do general due diligence regarding any and all matters related to Bank's business, including but not limited to a review of all loan files, trust records and legal proceedings, an analysis of the investment securities portfolio, and access to bank personnel, and shall be satisfied that no material contingent liability exists other than those, if any, disclosed in the Bank Disclosure Statement and that Bank's overall financial condition is satisfactory to United.

               (i)      Escrow Agreement. The Escrow Agreement described in
Section 2.01(a) hereof shall be funded and in effect as of the Effective Time.

               (j) Federal Income Tax Consequences. United shall have received an opinion of tax counsel acceptable to United in form and substance satisfactory to United to the effect that no gain or loss will be recognized by Bank as a result of the Merger.

        7.03. Conditions to Obligations of Bank and Sellers. The obligations of Bank and Sellers to effect the Merger are subject to the satisfaction of the following conditions unless waived by Bank and Sellers:

               (a) Representations and Warranties. Each of the representations and warranties of United set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for changes expressly contemplated by this Agreement, and Bank and Sellers shall have received a certificate signed on behalf of United by the Chief Executive Officer and by the Chief Financial Officer of United to such effect.

               (b) Performance of Obligations of United. United shall have performed in all material respects each of the obligations required to be performed by it under this Agreement and the Plan of Merger at or prior to the Closing Date, and Bank shall have received a certificate signed on behalf of United by the Chief Executive Officer and by the Chief Financial Officer of United to such effect.

               (c) Opinion of Counsel. United shall have delivered to Bank an opinion of its counsel, Ivester, Skinner & Camp, P.A., dated as of the Closing Date and in form and substance satisfactory to counsel for Bank, to the aggregate effect that: (i) United is a corporation validly existing under the laws Arkansas with full corporate power and authority to enter into this Agreement and the Plan of Merger and to consummate the transactions contemplated thereby; (ii) all corporate proceedings and other actions on the part of United necessary to be taken in connection with the Merger and necessary to make same effective have been duly and validly taken; and (iii) this Agreement has been duly and validly authorized, executed and delivered on behalf of United and constitutes (subject to standard exceptions to enforceability arising from the bankruptcy laws and rules of equity) a valid and binding agreement of United.

               (d) Federal Income Tax Consequences. Bank and Sellers shall have received an opinion of tax counsel acceptable to Bank and Sellers, in form and substance satisfactory to Bank and Sellers, to the effect that (i) no gain or loss will be recognized by Bank as a result of the Merger and (ii) gain or loss will be recognized to the stockholders of Bank only to the extent that cash is received by them as a result of the conversion of Bank Common Stock and the distribution of cash payments as provided in Section 2.01(a) hereof.

                                  ARTICLE VIII

                          TERMINATION AND AMENDMENT

       8.01 Termination. This Agreement and the Plan of Merger may be terminated at any time prior to the Effective Time:

               (a) by mutual consent of the Board of Directors of United and the Board of Directors of Bank;

               (b) by either United or Bank (A) if there has been a breach in any material respect of any representation, warranty, covenant or agreement on the part of Bank or Sellers, on the one hand, or United on the other hand, respectively, set forth in this Agreement, or (B) if any representation or warranty of Bank or Sellers, on the one hand, or United on the other hand, respectively, shall be discovered to have become untrue in any material respect, in either case which breach or other condition has not been cured within 10 business days following receipt by the nonterminating party of notice of such breach or other condition;

               (c) by either United or Bank if any permanent Injunction preventing the consummation of the Merger shall have become final and nonappealable;

               (d) by either United or Bank if the Merger shall not have been consummated on or before March 31, 1995, for a reason other than the failure of the terminating party to comply with its obligations under this Agreement;

               (e) by either United or Bank if the Federal Reserve Board has denied approval of creation of First Texas and such denial has become final and not subject to further review or appeal;

               (f) by either United or Bank if the Texas Banking Department has denied approval of the Merger and such denial has become final and not subject to further review or appeal;

               (g) by United or Bank if any condition precedent to the terminating party's obligation to effect the Merger has not been satisfied and such condition cannot reasonably be expected to be satisfied prior to the date specified in Subsection 8.01(d).

       8.02. Effect of Termination. In the event of termination of this Agreement by either Bank or United as provided in Section 8.01, this Agreement and the Plan of Merger shall forthwith become void and there shall be no liability or obligation on the part of Sellers, United, Bank or their respective officers or directors except that all costs incurred by FirstBank to take the actions specified in Section 1.05 shall be reimbursed by United despite such termination, and except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

       8.03. Amendment. Subject to the next following sentence, this Agreement and the Plan of Merger may be amended by the parties hereto by action taken or authorized by Sellers and the respective Boards of Directors of United and Bank at any time prior to the Closing Date, but after approval by Bank's Shareholders as contemplated by Section 6.01, no amendment shall be made which changes in a manner adverse to Sellers the consideration to be provided to Sellers pursuant to the Merger Agreements. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

       8.04. Extension; Waiver. At any time prior to the Effective Time, United, on the one hand, and Bank, on the other hand, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered by the other pursuant hereto, and (iii) waive compliance by the other with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX
                               GENERAL PROVISIONS

       9.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (with receipt confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)      if to United, to

                        Mr. John E. Burns
                        Chief Financial Officer
                        First United Bancshares, Inc.
                        Main and Washington Streets
                        El Dorado, Arkansas 71730

                        with a copy to:

                        Hermann Ivester, Esquire
                        Ivester, Skinner & Camp, P.A.

                        111 Center Street, Suite 1200
                        Little Rock, Arkansas 72201

               (b)      if to Bank, to

                        Mr. Gene D. Wyatt
                        Chairman of the Board
                        FirstBank of Texarkana
                        P. O. Box 5608
                        Texarkana, Texas  75505-5608

                        with a copy to:

                        Charles J. Hlavinka, Esquire
                        Atchley, Russell, Waldrop & Hlavinka, L.L.P.
                        1710 Moores Lane
                        Texarkana, Texas  75505



       9.02. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

       9.03. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

       9.04. Entire Agreement. This Agreement (including the documents and the instruments referred to herein, including the Plan of Merger) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

       9.05. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas.

       9.06. Publicity. The parties hereto agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger and will use their best efforts to agree upon the text of such press release or public announcement prior to the publication of such press release or the making of such public announcement.

       9.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

       9.08. Knowledge of the Parties. Wherever in this Agreement any representation or warranty is made upon the knowledge of a party hereto that is not an individual, such knowledge shall include the actual knowledge, after due inquiry, of any executive officer of such party or an executive officer of any Subsidiary thereof.

       9.09. Expenses. Except as otherwise provided herein, all Expenses incurred by United and Bank in connection with or related to the authorization, preparation and execution of this Agreement, the Plan of Merger, and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred the same.

       9.10. Effect of Closing on Representations and Warranties. Except as hereinafter provided, the representations and warranties contained in this Agreement shall merge in the closing documents and shall not survive Closing. Any claim which is based upon willful fraud by a party with respect to the representations and warranties set forth in this Agreement shall survive and shall expire only upon expiration of the applicable statute of limitations.
Any liability for willful fraud with respect to the representations and warranties contained in this Agreement shall be asserted only against the particular Seller who shall have participated therein and/or any Seller who had actual knowledge thereof at Closing.

       9.11. Binding Effect. This Agreement shall bind and inure to the benfit of the parties and their respective heirs, personal representatives, successors and assigns.

       IN WITNESS WHEREOF, United, Bank, and Sellers have signed or have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.



                                       FIRSTBANK, TEXARKANA, TEXAS

                                       By: /S/ Gene D. Wyatt
                                           ------------------------------------
                                           Gene D. Wyatt
Attest:                                    Chairman of the Board and President


 /S/ Kenneth K. Martin
- -----------------------------


SELLERS:


 /S/ James M. Carlow                             /S/ H. J. Trammell
- -----------------------------                   -------------------------------
James M. Carlow                                 H. J. Trammell


 /S/ Lucille T. Cook                             /S/ Graton E. White
- -----------------------------                   -------------------------------
Lucille T. Cook                                 Graton White


 /S/ Delton B. Gwinn                             /S/ Gene D. Wyatt
- -----------------------------                   -------------------------------
Delton Gwinn                                    Gene D. Wyatt


 /S/ Joe Connor Hart
- -----------------------------
Joe Connor Hart


 /S/ Kenneth K. Martin
- -----------------------------
Kenneth Martin


 /S/ M. L. Mayo
- -----------------------------
M. L. Mayo

                                                 FIRST UNITED BANCSHARES, INC.


                                                 By:  /S/ James V. Kelley
                                                    --------------------------
                                                    James V. Kelley
                                                    Chairman, President and
ATTEST:                                             Chief Executive Officer


 /S/ John E. Burns
- --------------------------
John E. Burns
Vice President and
Chief Financial Officer

                                   EXHIBIT A

                                 PLAN OF MERGER


     This Plan of Merger, dated as of July 28, 1994 ("Plan of Merger"), by and between First United Bancshares, Inc., an Arkansas corporation ("United"), FirstBank of Texarkana, a Texas state bank ("Bank"), and Sellers, as defined herein.

     WHEREAS, Bank is a Texas state-chartered bank with authorized capital stock consisting of 107,747 shares of common stock, $27.843 par value of which all shares of common stock ("Bank Common Stock") are validly issued and outstanding on the date hereof;

     WHEREAS, United is a corporation with authorized capital stock of 24,000,000 shares of common stock, $1.00 par value, of which 5,177,799 shares are validly issued and outstanding on the date hereof;

     WHEREAS, United is a corporation duly organized and existing under the laws of Arkansas;

     WHEREAS, Sellers are the shareholders of Bank listed in Exhibit 1 attached hereto, said shareholders referred to collectively as "Sellers" and individually as "Seller";

     WHEREAS, United has made application to the Board of Governors of the Federal Reserve System to establish First United of Texas, Inc. and conditioned upon approval of said application United will own one hundred percent (100%) of the issued and outstanding stock of First United of Texas, Inc. ("First Texas");

     WHEREAS, United has made application to the Texas Banking Department to establish an interim bank charter under the name and title of FirstBank of Texarkana ("Interim Bank") under the laws of Texas, as described more fully below, the capital stock of which First Texas will wholly own conditioned upon approval of said application;

     WHEREAS, concurrently with the execution and delivery of this Plan of Merger, United, Bank and Sellers have entered into an Agreement and Plan of Reorganization (the "Agreement" and, together with this Plan of Merger, the "Merger Agreements") that contemplates the merger of Interim Bank with and into Bank (the "Merger") upon the terms and conditions provided in this Plan of Merger and the Agreement and pursuant to the Texas Banking Code, as amended (the "TBC");

     WHEREAS, the Boards of Directors of United and Bank deem it fair and equitable to, and in the best short-term and long-term interests of, their respective organizations and shareholders that Interim Bank be merged with and into Bank with Bank being the surviving bank, and each such Board of Directors has approved this Plan of Merger, has authorized its execution and delivery, and Bank has directed that this Plan of Merger and the Merger be submitted to its shareholders for approval; and

     WHEREAS, the Board of Directors of United has authorized the execution and delivery of this Plan of Merger.

     NOW, THEREFORE, in consideration of the promises and the agreements herein contained, the parties hereto adopt and agree to the following agreements, terms and conditions relating to the Merger and the mode of carrying the same into effect:

                                   ARTICLE I

                                   THE MERGER


     1.01. The Merger. Subject to the terms and conditions of the Merger Agreements, Interim Bank will be merged with and into Bank, which will continue as the surviving corporation, in accordance with and with the effect provided in the TBC.

     1.02. Effective Time of the Merger. Subject to the provisions of the Merger Agreements, the Merger shall become effective at 5:00 p.m. Central Standard Time on the date of Closing (the "Effective Time").

     1.03. Effects of the Merger. (a) At the Effective Time, (i) the separate existence of Interim Bank shall cease and Interim Bank shall be merged with and into Bank (Bank and Interim Bank are sometimes referred to herein as the "Constituent Banks" and Bank is sometimes referred to herein as the "Surviving Bank"), (ii) the Articles of Association of Bank in effect as of the Effective Time (the "Articles") shall be the Articles of Association of the Surviving Bank, subject to any amendments of the Articles required by the TBC as a result of the Merger, and (iii) the Bylaws of Bank in effect as of the Effective Time (the "Bylaws") shall be the Bylaws of the Surviving Bank.

     (b) At and after the Effective Time, the Surviving Bank shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Banks; and all and singular rights, privileges, powers and franchises of each of the Constituent Banks, and all property, real, personal and mixed and all debts due to either of the Constituent Banks on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Banks, shall be vested in the Surviving Bank; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Bank as they were of the Constituent Banks, and the title to any real estate vested by deed or otherwise, in either of the Constituent Banks, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Banks shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Banks shall thenceforth attach to the Surviving Bank, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it. Any action or proceeding, whether civil, criminal or administrative, pending by or against either Constituent Bank shall be prosecuted as if the Merger had not taken place, and the Surviving Bank may be substituted as a party in such action or proceeding in place of any Constituent Bank.

                                   ARTICLE II

      EFFECT OF THE MERGER ON THE COMMON STOCK OF THE CONSTITUENT BANKS; EXCHANGE OF CERTIFICATES

     2.01. Conversion of Bank Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Bank Common Stock, but subject to the rights of dissenting shareholders of Bank:

     (a) Conversion of Bank Common Stock. The issued and outstanding shares of Bank Common Stock shall be converted in accordance with the Agreement into the right to receive a cash payment as provided in Section 2.01 of the Agreement.

     (b) Cancellation of Shares. All shares of Bank Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the cash to be paid in consideration therefor upon the surrender of such certificate in accordance with the Plan of Merger, without interest.

     2.02. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, United shall deposit with the Trust Department of First National Bank of El Dorado, El Dorado, Arkansas or such other bank or trust company designated by United (the "Exchange Agent") for the benefit of the holders of shares of Bank Common Stock, for exchange in accordance with this Article II through the Exchange Agent, an amount of cash (the "Exchange Fund") to be paid pursuant to Section 2.01 of the Agreement in exchange for shares of Bank Common Stock outstanding immediately prior to the Effective Time.

         (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Bank Common Stock (the "Certificates") whose shares were converted into the right to receive a cash payment pursuant to
Section 2.01 of the Agreement, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as United may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the cash payment due. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by United, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash specified in Section 2.01 of the Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash specified in Section 2.01 of the Agreement.

         (c) Distributions with Respect to Unexchanged Shares. No cash payment of any kind shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate.

         (d) No Further Ownership Rights in Bank Common Stock. The cash paid upon the surrender of shares of Bank Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Bank Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Bank of the shares of Bank Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Bank for any reason, they shall be cancelled and payment shall be made as provided in this Plan of Merger.

         (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of Bank for six months after the Effective Time shall be delivered to United, upon demand, and any shareholders of Bank who have not theretofore complied with this Section 2.02 shall thereafter look only to United for payment of the cash due for their stock.

         (f) No Liability. Neither United nor Bank shall be liable to any holder of shares of Bank Common Stock for cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (g) Conversion of Stock of Interim Bank. At the Effective Time, the shares of the Interim Bank common stock validly issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action by the holder thereof, be converted into 107,747 shares of common stock, $27.843 par value, of the Surviving Bank so that all shares of capital stock of the Surviving Bank will be owned by First Texas. The outstanding certificates representing shares of the Interim Bank common stock will, after the Effective Time, be deemed to represent the number of shares of the Surviving Bank into which they have been converted and may be exchanged for new certificates of the Surviving Bank upon request of the holder thereof.

                                  ARTICLE III

                       CONDITIONS; TERMINATION; AMENDMENT

         3.01. Conditions to the Merger. Consummation of the Merger is conditional upon the fulfillment or waiver of the conditions precedent set forth in Article VII of the Agreement.

         3.02. Termination. This Plan of Merger may be terminated and the Merger abandoned by mutual consent of the respective Boards of Directors of Bank and United at any time prior to the Effective Time. If the Agreement is terminated in accordance with Article IX thereof, then this Plan of Merger will terminate simultaneously and the Merger will be abandoned without further action by Bank or United.

         3.03. Amendment. Subject to the next following sentence, this Plan of Merger may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors at any time before the Closing Date. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         3.04. Extension; Waiver. At any time prior to the Closing Date, United and Bank, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto and (ii) waive compliance by the other with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument on behalf of such party.

                                   ARTICLE IV

                               GENERAL PROVISIONS

         4.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (with receipt confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)      if to United, to

                          Mr. John E. Burns
                          Chief Financial Officer
                          First United Bancshares, Inc.
                          P. O. Box 751
                          El Dorado, Arkansas 71731

                          with a copy to:

                          Hermann Ivester, Esquire
                          Ivester, Skinner & Camp, P.A.
                          111 Center Street, Suite 1200
                          Little Rock, Arkansas 72201

                 (b)      if to Bank, to

                          Mr. Gene D. Wyatt
                          Chairman of the Board
                          FirstBank of Texarkana
                          P. O. Box 5608
                          Texarkana, Texas 75505-5608

                          with a copy to:

                          Charles J. Hlavinka, Esquire
                          Atchley, Russell, Waldrop & Hlavinka, L.L.P.
                          1710 Moores Lane
                          Texarkana, Texas  75505


         4.02. Interpretation. When a reference is made in this Plan of Merger to Sections, such reference shall be to a Section of this Plan of Merger unless otherwise indicated. The headings contained in this Plan of Merger are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan of Merger.

         4.03. Counterparts. This Plan of Merger may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         4.04. Governing Law. This Plan of Merger shall be governed and construed in accordance with the laws of the State of Texas.

         IN WITNESS WHEREOF, Bank and United have caused this Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.



                                          FIRSTBANK, TEXARKANA, TEXAS

                                          By: /S/ Gene D. Wyatt
                                             ----------------------------------
                                             Gene D. Wyatt
Attest:                                      Chairman of the Board and President


 /S/ Kenneth K. Martin
- ----------------------------------


SELLERS:


 /S/ James M. Carlow                         /S/ H. J. Trammell
- ----------------------------------           ----------------------------------
James M. Carlow                              H. J. Trammell


 /S/ Lucille T. Cook                         /S/ Graton E. White
- ----------------------------------           ----------------------------------
Lucille T. Cook                              Graton White


 /S/ Delton B. Gwinn                         /S/ Gene D. Wyatt
- ----------------------------------           ----------------------------------
Delton Gwinn                                 Gene D. Wyatt


 /S/ Joe Connor Hart
- ----------------------------------
Joe Connor Hart


 /S/ Kenneth K. Martin
- ----------------------------------
Kenneth Martin


 /S/ M. L. Mayo
- ----------------------------------
M. L. Mayo

                                FIRST UNITED BANCSHARES, INC.


                                By:  /S/ James V. Kelley
                                   --------------------------------------------
                                    James V. Kelley
Attest:                             Chairman, President and Chief Executive
                                    Officer


 /S/ Robert G. Dudley
- ---------------------------
Robert G. Dudley, Secretary

                                   EXHIBIT 1



                                    SELLERS

                                                                NUMBER OF SHARES
                                                             AND PERCENTAGE OF BANK
SELLER                                                         OWNED OR CONTROLLED
- ------                                                       ----------------------
James M. Carlow                                                         985
Rt. 1, Box 306                                                         0.91%
New Boston, Texas 75570

Lucille T. Cook                                                       6,029
6606 North Park Road                                                   5.59%
Texarkana, Texas  75505

Delton Gwinn                                                          2,799
P. O. Box 6838                                                         2.60%
Texarkana, Texas  75505

Joe Connor Hart                                                       1,000
Rt. 1, Box 109                                                         0.93%
Hooks, Texas  75561

Kenneth Martin                                                        3,820
2804 Magnolia                                                          3.55%
Texarkana, Texas  75503

M. L. Mayo                                                            2,584
2 Hickory Ridge                                                        2.40%
Texarkana, Texas  75503

H. J. Trammell                                                       10,207
4217 Ghio Fish Boulevard                                               9.48%
Texarkana, Texas  75503

Graton White                                                            730
3616 Wyatt                                                              .68%
Texarkana, Texas  75503

Gene Wyatt                                                            1,002
P. O. Box 5608                                                          .93%
Texarkana, Texas  75505

                                EXHIBIT 2.01(A)

                                ESCROW AGREEMENT


         This Escrow Agreement ('Escrow Agreement") made   June 28  , 199 4 ,
between FIRST UNITED BANCSHARES, INC. ("United"), certain Shareholders of FIRSTBANK, Texarkana, Texas ("Bank") listed in Exhibit 1 attached hereto (collectively, the "Sellers" and, individually, a "Seller"); and FIRST NATIONAL BANK OF EL DORADO, El Dorado, Arkansas (the "Escrow Agent").

         WHEREAS, United, on the one hand, and Sellers and Bank, on the other, have entered into a certain Agreement and Plan of Reorganization whereby an interim bank established by United has been merged with and into Bank (the "Surviving Bank"), for and in consideration of a cash payment of Twenty-Five Million Dollars ($25,000,000.00);

         WHEREAS, Article II, Section 2.01(a) of the Agreement and Plan of Reorganization ("Agreement") provides for a certain sum of cash to be escrowed, with the Escrow Agent, for any payment of the Bank's potential liability and costs arising in the cases of Dennis Shirk, Administrator of Estates of Daniel Clay Sparks and Edna Lovette Sparks, deceased vs. FirstBank, et al., Graco Robotics, Inc. v. Oaklawn Bank, and Otis Weaver v. various parties, including FirstBank;

         WHEREAS, the Escrow Agent is a National Banking Association incorporated and organized under the Laws of the United States and is a wholly owned subsidiary of United and desires and is willing to act and service pursuant to the terms of the Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed as follows:

          1. DEPOSIT OF FUNDS. United, pursuant to Section 2.01(a) of the Agreement, hereby deposits Two Hundred Thousand Dollars ($200,000.00) (the "Escrow Fund") with the Escrow Agent for any payment of potential liability and costs arising in the cases of Dennis Shirk, Administrator of Estates of Daniel Clay Sparks and Edna Lovette Sparks, deceased vs. First Bank, et al, Graco Robotics, Inc. v. Oaklawn Bank, and Otis Weaver v. various parties, including FirstBank (the "Lawsuits"). Notwithstanding the foregoing, the liability and costs associated with the case of Graco Robotics, Inc. v. Oaklawn Bank shall be paid from the Escrow Fund only to the extent such liability and costs exceed the amount reserved by FirstBank for such liability and costs as of June 30, 1994.

          2. ACCEPTANCE BY ESCROW AGENT. The Escrow Agent hereby accepts the deposit of the Escrow Fund by United and agrees to hold the Escrow Fund pursuant to the terms and conditions set forth herein.

          3. TERM. The Escrow Agent shall hold the Escrow Fund deposited hereunder for a period not to exceed three (3) months following the satisfaction, settlement or other termination of all other liabilities or potential liabilities described in Section 1 hereof.

          4. NOTIFICATION AND ACCOUNTING BY BANK. The Surviving Bank shall, from time to time, notify, in writing, the Sellers, United and the Escrow Agent of any liabilities (as that term is defined in the next sentence hereof) incurred by Surviving Bank regarding the Lawsuits. Said liabilities are to include all legal expenses, costs, fees and any and all liability incurred by the Surviving Bank in the adjudication or settlement of the Lawsuits (the "Liabilities"). Surviving Bank shall make an accounting, in writing, to the Sellers, the Escrow Agent and United of the Liabilities, which shall be verified by the Escrow Agent.

          5. RELEASE OF FUNDS. The Escrow Agent shall disburse funds from the Escrow Fund from time to time on or before the expiration of the term set forth in Section 3 of this Escrow Agreement in reimbursement to the Surviving Bank of the Liabilities upon written instructions signed by United and the Sellers. Any portion of the Escrow Fund remaining on deposit at the expiration of the term set forth in Section 3 of this Escrow Agreement shall be disbursed to the shareholders of record of Bank as of the Effective Time of the Merger (or the respective heirs, personal representatives, successors and assigns of such shareholders).

          6. ESCROW FEES. United shall pay the Escrow Agent its normal escrow fees in consideration for performances and services hereunder.

          7. INDEMNIFICATION. United, the Surviving Bank and Sellers hereby agree to hold harmless and indemnify the Escrow Agent and its employees, agents, and representatives against loss, damage, liability or claims arising out of this Escrow Agreement and the escrow created hereunder other than those caused by the agents' own gross negligence or willful misconduct. The Escrow Agent shall not be bound in any way by any other agreement between the parties hereto as to which the Escrow Agent is not a party, whether or not it has knowledge thereof. The Escrow Agent shall not in any way be required to determine whether or not the terms and conditions of this Escrow Agreement have been complied with by the parties, except as herein provided. The Escrow Agent may act in reliance upon any instrument or signature which it believes to be genuine and may assume that any person purporting to give notice or advice or instruction in connection with the provisions hereof has been duly authorized to do so. It is agreed that the duties of the Escrow Agent are only such as herein specifically provided, being purely ministerial in nature, and that it shall incur no liability whatever so long as it has acted without gross negligence or willfulness conduct.

          8. BINDING EFFECT. This Escrow Agreement shall bind and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

          9. AMENDMENT. This Escrow Agreement may be amended only by a writing signed by all of the parties.

         10. GOVERNING LAW. This Escrow Agreement shall be enforced and construed under the laws of the state of Texas.

         11. ENTIRE AGREEMENT. This Escrow Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings related to the subject matter hereof. There are not agreements, understandings, restrictions, warranties, or representations among the parties other than those set forth herein.

         12. NOTICES. Notices contemplated by this Escrow Agreement shall be directed to the parties as set forth below or as a party may hereafter designate by notice in writing given to all other parties.

                 If to FIRST UNITED BANCSHARES, INC.

                          at:     Main & Washington Streets
                                  El Dorado, Arkansas  71730
                                  Attention:  James V. Kelley
                                              Chairman, President and Chief
                                              Executive Officer

                 If to FIRSTBANK, TEXARKANA, TEXAS

                          at:     3000 New Boston Road
                                  Texarkana, Texas  75501
                                  Attention:  Gene D. Wyatt

                 If to FIRST NATIONAL BANK OF EL DORADO

                          at:     Main & Washington Streets
                                  El Dorado, Arkansas  71730
                                  Attention:  Robert G. Dudley, President

                 If to SELLERS

                          c/o Charles J. Hlavinka
                          ATCHLEY, RUSSELL, WALDROP & HLAVINKA

                          at:     1710 Moores Lane - P.O. Box 5517
                                  Texarkana, Texas  75505-5517

All communications required or permitted hereunder shall be given in writing by certified mail, return receipt requested, or by personal delivery.

         IN WITNESS WHEREOF, the parties have executed this Escrow Agreement on the day and year first above written.

SELLERS:                                 SURVIVING BANK:

                                         FIRSTBANK, TEXARKANA, TEXAS
  /S/ James M. Carlow                    3000 New Boston Road
- ------------------------------           Texarkana, Texas  75501
JAMES M. CARLOW


  /S/ Lucille T. Cook
- ------------------------------
LUCILLE T. COOK                          By:  /S/ Gene D. Wyatt
                                            ------------------------------------
                                             Gene D. Wyatt
 /S/ Delton B. Gwinn                         Chairman of the Board and President
- ------------------------------
DELTON GWINN

 /S/ Joe Connor Hart
- ------------------------------
JOE CONNOR HART

 /S/ Kenneth K. Martin
- ------------------------------
KENNETH MARTIN

 /S/ M. L. Mayo
- ------------------------------
M. L. MAYO

 /S/ H. J. Trammell
- ------------------------------
H. J. TRAMMELL

 /S/ Graton E. White
- ------------------------------
GRATON WHITE

 /S/ Gene D. Wyatt
- ------------------------------
GENE WYATT

                                 UNITED:

                                 FIRST UNITED BANCSHARES, INC.
                                 Main & Washington Streets,
                                 El Dorado, Arkansas  71730

                                 By: /S/ James V. Kelley
                                 -----------------------------------------------
                                    James V. Kelley
                                    Chairman, President and Chief Executive
                                    Officer




                                 ESCROW AGENT:

                                 FIRST NATIONAL BANK OF EL DORADO
                                 Main & Washington Streets
                                 El Dorado, Arkansas 71730


                                 By: /S/ Robert G. Dudley
                                 -----------------------------------------------
                                    Robert G. Dudley
                                    President